EXHIBIT 99.1

LIVEPERSON, INC.

2010 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan.  The purpose of this 2010 Employee Stock Purchase Plan is to encourage and enable Eligible Employees of the Company and certain of its Subsidiaries to acquire proprietary interests in the Company through the ownership of Shares. It is the intention of the Company to have this Plan and the Options granted pursuant to this Plan satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423, although the Company makes no undertaking nor representation to maintain the qualified status of this Plan or such Options. In addition, Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted under this Plan pursuant to the rules, procedures or sub-plans adopted by the Board.

2. Definitions.  Unless otherwise provided in the Plan, capitalized terms, when used herein, shall have the following respective meanings:

(a) “Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing Shares under this Plan.

(b) “Administrator” shall mean the Board, the Compensation Committee of the Board or any other committee appointed by the Board.

(c) “Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(d) “Board” shall mean the Company's Board of Directors.

(e) “Change in Control” shall mean an event in which the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the jurisdiction in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated.

(f) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(g) “Common Stock” shall mean the Company's common stock.

(h) “Company” shall mean LivePerson, Inc., a Delaware corporation.

(i) “Designated Subsidiaries” shall mean any Subsidiary designated by the Administrator from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees.

(j) “Eligible Compensation” shall mean and refer to the Participant's cash compensation paid through the Company’s or a Designated Subsidiary’s payroll system for personal services actually rendered in the course of employment. “Eligible Compensation” shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and includes salary, wages, bonus and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company or any Designated Subsidiary (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, holiday pay, and shutdown pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Administrator for all Eligible Employees. “Eligible Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).

(k) “Eligible Employee” shall mean any person, including an officer, who is regularly employed by the Company or any Designated Subsidiary except for those persons whose customary employment is for only 20 hours or less per week or for not more than five months in any calendar year (unless otherwise specified by the Administrator).

(l) “Enrollment Agreement” means an agreement between the Company and an Eligible Employee, in such form as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in this Plan, or elects to make changes with respect to such participation as permitted by this Plan.

(m) “Enrollment Period” shall mean that period of time prescribed by the Administrator during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.

(n) “Fair Market Value” shall mean the market price of a Share as determined in good faith by the Administrator. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following:

(i) If the Shares are admitted to trading on any established national stock exchange or market system, including without limitation NASDAQ, on the date in question, then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or

(ii) if the Shares are admitted to quotation on NASDAQ or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

In each case, the applicable price shall be the price reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate.

(o) “Maximum Offering” shall mean the maximum number of Shares that may be issued pursuant to the Plan at any given time. Unless otherwise designated by the Administrator, the Maximum Offering shall be two hundred fifty thousand (250,000) Shares during any consecutive twelve (12)-month period, provided that the limit on the maximum number of Shares that may be issued on any Purchase Date shall be established by the Administrator prior to the beginning of the Offering Period within which such Purchase Date will occur. With respect to some or all Participants in any Non-423(b) Plan, it may also mean a maximum number or value of Shares made available for purchase during a specified period (e.g., a twelve (12)-month period) as the Administrator deems necessary or appropriate to avoid a securities filing, to achieve tax objectives or to meet other Company objectives.

(p) “Non-423(b) Plan” shall mean the rules, procedures or sub-plans, if any, adopted by the Administrator as a part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted.

(q) “Offering Date” shall mean the first business day of each Offering Period as designated by the Administrator.

(r) “Offering Period” shall mean the period established in advance by the Administrator during which payroll deductions shall be collected to purchase Shares pursuant to an offering made under this Plan. An Offering Period shall not exceed twenty-four (24) months.

(s) “Option” shall mean the right granted to Participants to purchase Shares pursuant to an offering made under this Plan.

(t) “Outstanding Election” shall mean a Participant's then-current election to purchase Shares in an Offering Period, or that part of such an election which has not been cancelled (including any voluntary cancellation under Section 9 and deemed cancellation under Section 14) prior to the close of business on the last Trading Day of the Offering Period or such other date as determined by the Administrator.

(u) “Participant” shall mean an Eligible Employee who has elected to participate in the Plan pursuant to Section 6.

(v) “Plan” shall mean this LivePerson, Inc. 2010 Employee Stock Purchase Plan, as it may be amended from time to time.

(w) “Purchase Date”shall mean the last Trading Day of a Purchase Period.

(x) “Purchase Period”shall mean the period within each Offering Period established in advance by the Administrator during which payroll deductions shall be collected to purchase Shares at the end of such period pursuant to an offering.

(y) “Purchase Price Per Share” shall mean the purchase price per share established by the Administrator prior to the Offering Date for each Offering Period; provided that it shall be no less than the lower of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value on the Purchase Date.

(z) “Shares” shall mean shares of Company Common Stock.

(aa) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(bb) “Trading Day” shall mean a day on which the NASDAQ is open for trading.

3. Shares Reserved for Plan.  Subject to adjustment pursuant to this Section 3, an aggregate of one million (1,000,000) Shares are reserved for issuance pursuant to this Plan. The Shares reserved for issuance pursuant to this Plan shall be authorized but unissued Shares. If any Option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Option shall again become available for issuance under the Plan. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that will have a material effect on the price of the Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, spin-off or similar occurrence, the Administrator shall make appropriate adjustments to the maximum number and/or kind of Shares or securities which may thereafter be issued under the Plan, the number and/or kind of Shares or securities subject to outstanding Options, the number and/or kind of Shares or securities or value of any “Maximum Offering”, and the “Purchase Price Per Share” of outstanding Options.

If the number of Shares to be purchased by Participants on any Purchase Date exceeds (i) the total number of Shares then available in the Plan’s Share reserve, or (ii) the Maximum Offering, then the Administrator shall make a pro-rata allocation of any Shares that may be issued pursuant to the Plan in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of Shares to be purchased under the Participant’s Option.

If the Administrator determines that some or all of the Shares to be purchased by Participants on the Purchase Date would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the Shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such Shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Administrator may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

4. Administration of the Plan.  The Administrator shall have the authority and responsibility for the day-to-day administration of the Plan, which, to the extent permitted by Applicable Laws, it may delegate to a sub-committee. Subject to the provisions of the Plan, the Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including, but not limited to:

(a) Interpreting the Plan and adopting rules and regulations it deems appropriate to implement the Plan including amending any outstanding Option as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of the Plan;

(b) Establishing the timing and length of Offering Periods and Purchase Periods;

(c) Establishing minimum and maximum contribution rates;

(d) Establishing new or changing existing limits on the number of Shares an Eligible Employee may elect to purchase with respect to any Offering Period or Purchase Period (including the limit set forth in Section 5(b) below), other than increasing the Maximum Offering, if such limits are announced prior to the first Offering Period or Purchase Period to be affected; and

(e) Adopting such rules or sub-plans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the U.S., including determining which Eligible Employees are eligible to participate in the Non-423(b) Plan or other sub-plans established by the Administrator;

(f) Establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; and

(g) Permitting payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms.

The Administrator’s determinations under the Plan shall be final and binding on all persons.

5. Grant of Option; Limitations.

(a) Grant of Option.  On each Offering Date, each Participant shall automatically be granted an Option to purchase as many whole Shares as the Participant will be able to purchase with the payroll deductions credited to the Participant’s Account during the applicable Offering Period.

(b) Limit on Number of Shares Purchased.  Notwithstanding the above, the maximum number of Shares that a Participant may purchase during any consecutive twelve (12)-month period shall be two thousand (2,000) Shares, provided that the limit on the maximum number of Shares that may be purchased on any Purchase Date shall be established by the Administrator prior to the beginning of the Offering Period within which such Purchase Date will occur and such limitation shall be further limited by the Maximum Offering as described in Section 3.

(c) Limit on Value of Shares Purchased.  Any provisions of the Plan to the contrary notwithstanding, excluding Options granted pursuant to any Non-423(b) Plan, no Participant shall be granted an Option to purchase Shares under this Plan which permits the Participant’s rights to purchase Shares under all employee stock purchase plans (described in Code Section 423) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Shares (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(d) 5% Owner Limit.  Any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted an Option to purchase Shares under this Plan if such Participant (or any other person whose stock would be attributed to such Participant pursuant to Code Section 424(d)), immediately after such Option is granted, would own or hold options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares or any of its Subsidiaries.

(e) Other Limitation.  The Administrator may determine, as to any Offering Period, that the offer will not be extended to highly compensated Eligible Employees within the meaning of Code Section 414(q).

6. Participation in the Plan.  An Eligible Employee may become a Participant for an Offering Period by completing the prescribed enrollment agreement and submitting such form to the Company (or the Company’s designee), or by following an electronic or other enrollment process as prescribed by the Company, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. Such enrollment agreement shall contain the payroll deduction authorization described in Section 8. A payroll deduction authorization will be effective for the first Offering Period following the submission of the enrollment agreement and all subsequent Offering Periods as provided by Section 7 until it is terminated in accordance with Sections 9 or 14, it is modified by filing another enrollment agreement in accordance with this Section 6 or an election is made to decrease payroll deductions in accordance with Section 8 or until the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the Plan.

7. Automatic Re-Enrollment.  Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the applicable rate of payroll deductions in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section 8, unless the Participant has elected to withdraw from the Plan in accordance with Section 9, the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new enrollment agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8. Payroll Deductions.  Each Participant’s enrollment agreement shall contain a payroll deduction authorization pursuant to which he or she shall elect to have a designated whole percentage of Eligible Compensation between 1% and 15% deducted on each payday during the Offering Period and credited to the Participant's Account for the purchase of Shares pursuant to the offering. Payroll deductions shall commence on the Offering Date of the first Offering Period to which the enrollment agreement relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section 7. Participants shall not be permitted to make any separate cash payments into their Account for the purchase of Shares pursuant to an offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a form acceptable to the Administrator. In such event, any such Participant shall be deemed to participate in a sub-plan to the Plan, unless the Administrator otherwise expressly provides that such Participant shall be treated as participating in the Plan.

If in any payroll period, a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

A Participant may elect to decrease the rate of his or her payroll deductions 1 (one) time during any Purchase Period by submitting the prescribed form to the Company (or the Company’s designee) at any time prior to the date specified by the Administrator or, if not such date is specified by the Administrator, the fifth (5th) day prior to the Purchase Date. Any such payroll deduction change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Purchase Periods or Offering Periods as provided in Section 7 unless the Participant submits a new enrollment agreement for a later Purchase Period or Offering Period, the Participant elects to decrease his or her payroll deductions during a future Purchase Period, the Participant elects to withdraw from the Plan in accordance with Section 9, or the Participant is withdrawn from the Plan in accordance with Section 14 or is otherwise ineligible to participate in the Plan. A Participant may not increase the rate of his or her payroll deductions during a Purchase Period. A Participant may only increase his or her rate of payroll deductions to be effective for the next Purchase Period or Offering Period by completing and filing with the Company a new enrollment agreement authorizing the payroll deductions, and such increase will be effective on the start date of the first Purchase Period or Offering Period following the filing of such form.

Notwithstanding the foregoing, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Code Section 423(b)(8) and the limitations of Section 5. Payroll deductions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment starting with (x) the first Offering Period that begins in the next calendar year (if the adjustment is made to comply with Code Section 423(b)(8)) or (y) the next Purchase Period (if the adjustment is made to comply with Section 5), or (z) such other time as is determined by the Administrator, unless the Participant withdraws in accordance with Section 9, is withdrawn from the Plan in accordance with Section 14 or is otherwise ineligible to participate in the Plan.

9. Withdrawal from Offering Period After Offering Date.  An Eligible Employee may withdraw from any Offering Period after the applicable Offering Date, in whole but not in part, at any time prior to the date specified by the Administrator or, if no such date is specified by the Administrator, the Purchase Date, by submitting the prescribed withdrawal notice to the Company (or the Company’s designee). If a Participant withdraws from an Offering Period, the Participant’s Option for such Offering Period will automatically be terminated, and the Company will refund in cash the Participant’s entire Account balance for such Offering Period as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period shall be irrevocable. If a Participant wishes to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new enrollment agreement in accordance with Section 6.

10. Purchase of Stock.  On each Purchase Date, the Administrator shall cause the amount credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to limitations of Sections 3 and 5. The amount applied to purchase Shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts remaining credited to the Participant’s Account on the Purchase Date shall be retained in the Participant’s Account and rolled forward to the next Purchase Period or Offering Period.

11. Interest on Payments.  No interest shall be paid on sums withheld from a Participant's pay for the purchase of Shares under this Plan unless otherwise determined necessary by the Administrator for Participants in the Non-423(b) Plan.

12. Rights as Stockholder.  A Participant will not be a stockholder with respect to Shares subject to the Participant’s Options issued under the Plan until the Shares are purchased pursuant to the Options and such Shares are transferred into the Participant's name on the Company’s books and records.

13. Options Not Transferable.  A Participant’s Options under this Plan may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns or transfers his or her Options in violation of this Section 13, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

14. Deemed Cancellations.

(a) Leave of Absence, Layoff or Temporarily Out of Continuous Employment.  Any Participant who is: (y) granted a paid leave of absence by the Participant's employer, or (z) otherwise temporarily not an Eligible Employee even though the Participant is still an employee of the Company or a Subsidiary (the date of any such event is referred to herein as the “Transition Date”), shall continue to be a Participant for a period no longer than 90 days after such Transition Date or, if longer, so long as the Participant's right to reemployment with his or her employer is guaranteed either by statute or Applicable Laws (but not beyond the last day of the Offering Period). Notwithstanding the foregoing and Section 8, the Participant will be treated as if he or she has withdrawn from the Plan pursuant to the provisions of Section 9 if the Participant has no pay or his or her pay is insufficient (after other authorized deductions) to make payroll deductions to the Plan during such period. If the Participant does not return from his or her leave of absence or otherwise become an Eligible Employee by the date that is 90 days from the Transition Date, his or her election to participate in the Plan shall be deemed to have been cancelled on the 91st day after the Transition Date, unless the Participant’s right to reemployment with his or her employer is guaranteed either by statute or Applicable Laws, in which case his or her election to participate in the Plan shall be deemed to have been cancelled on the 1st day after the date that the Participant’s right to reemployment with his or her employer is no longer guaranteed either by statute or Applicable Laws.

(b) Termination of Employment.  If a Participant resigns, is dismissed or transfers to a company other than the Company or a Designated Subsidiary, or if the entity that employs the Participant ceases to be a Designated Subsidiary, any outstanding Option held by the Participant shall immediately terminate, the Participant shall be withdrawn from the Plan and the Participant shall receive a refund of the amount then credited to the Participant's Account.

(c) Death of a Participant.  If a Participant dies, any outstanding Option held by the Participant shall immediately terminate and the Participant shall be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the Shares purchased or, as applicable, the amount then credited to the Participant’s Account shall be remitted to the executor, administrator or other legal representative of the Participant’s estate or, if the Administrator permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation has been filed with the Company or the Company’s designee before such Participant’s death. If such executor, administrator or other legal representative of the Participant’s estate has not been appointed (to the knowledge of the Company) or if the beneficiary or beneficiaries are no longer living at the time of the Participant’s death, the Company, in its discretion, may deliver the outstanding Account balance to the spouse or to any one or more dependents or relatives of the Participant or to such other person as the Company may designate.

15. Application of Funds.  All funds received by the Company in payment for Shares purchased under this Plan and held by the Company at any time may be used for any valid corporate purpose. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

16. No Employment/Service Rights.  Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Administrator, nor any provision of the Plan itself, shall be construed so as to grant any person the right to remain in the employ of the Company or any Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

17. Change in Control.  In the event of a Change in Control, all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such Change in Control by causing all amounts credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to the limitations of Sections 3 and 5. The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of a Change in Control and Participants shall, following the receipt of such notice, have the right to terminate their outstanding Options prior to the effective date of such Change in Control.

18. Acquisitions and Dispositions.  The Administrator may, in its sole and absolute discretion and in accordance with principles under Code Section 423, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and, notwithstanding Section 14(b), may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate in the circumstances.

19. Automatic Termination of Offering Period.  Should the Fair Market Value on any Purchase Date within an Offering Period be less than the Fair Market Value on the Offering Date, then that Offering Period shall automatically terminate immediately after the purchase of Shares on such Purchase Date, and a new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration equal to the duration of the Offering Period that was just terminated or such other duration as is established by the Administrator.

20. Commencement of Plan.  This Plan as set forth herein adopted by the Board on April 27, 2010 shall become effective upon its approval by the Company’s stockholders and shall apply to all Offering Periods beginning after such date.

21. Government Approvals or Consents.  This Plan and any offering and sales of Shares or delivery of Shares under this Plan to Eligible Employees under it are subject to any governmental or regulatory approvals or consents that may be or become applicable in connection therewith.

22. Plan Amendment; Plan Termination.

(a) The Board may from time to time amend or terminate the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any then outstanding Options under the Plan unless such action is necessary or desirable to comply with Applicable Laws or is necessary to assure that the Company will not recognize, for financial accounting purposes, any additional compensation expense in connection with the Shares offered for purchase under the Plan, should the financial accounting rules applicable to the Plan be revised; and provided, further, that no such action of the Board shall be effective without the approval of the Company’s stockholders if such approval is required by Applicable Laws.

(b) Without stockholder approval and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Board shall be entitled to, in addition to, and without limitation with respect to, what is permitted pursuant to Section 22(a), cancel or change Purchase Periods or Offering Periods, limit the frequency and/or number of changes in the amount withheld during a Purchase Period or Offering Period, change or establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Eligible Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.

(c) Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) June 14, 2020, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to Options exercised under the Plan, or (iii) the date on which all Options are exercised in connection with a Change in Control.

(d) Upon the termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter.

23. Governing Law.  The Plan shall be governed by, and construed in accordance with the laws of the State of New York (except its choice-of-law provisions) and applicable U.S. Federal Laws.